Amended Letter of Intent

July 29, 2008

Bill Kaufman &

George Christopher Fischer

Solar Masters

10935 Hillside Road

Alta Loma, CA 91737

Re: Asset Acquisition of Solar Masters

Dear Mr. Kaufman & Mr. Fischer:

1.  Purpose of Letter

 The purpose of this Letter of Intent is to evidence a legally non-binding agreement between Probe Manufacturing, Inc. (“Buyer”) and Solar Master (“Seller”) regarding the acquisition of the assets of Solar Masters ("Business"), this agreement shall be enforceable in accordance with its terms as set forth below.

2.  Terms of Transaction

 The following numbered paragraphs reflect our understanding and agreement on the material terms and conditions of the proposed transaction. The parties have agreed to use their best efforts to negotiate a more complete and definitive agreement which will supersede this Letter.

3. Assets To Be Purchased

Buyer will purchase all the assets of the Business as set forth in the Seller's balance sheet for the Business dated June 30, 2008, adjusted for transactions conducted in the ordinary course of business from the date of the balance sheet to the date of closing, including among other things, the name(s) of the Business, the Business organization, all property, rights, contracts of any nature, inventories (including inventory currently at the port of Long Beach), rights under domestic and foreign copyrights, patents, trademarks and licensing agreements, know-how and know-how agreements, subscription and circulation lists and goodwill related to the Business, including Seller’s name and website, except Seller’s current account receivables.  Seller would take no action which materially reduces or increases the amount of cash during the period from the date of this communication to the closing date, other than in the ordinary course of business. The purchase will be on the terms and subject to the conditions set forth in a legally written agreement to be negotiated and entered into by Seller and Buyer (“Definitive Agreement”).

4. Liabilities To Be Assumed

Buyer will assume none of Seller's liabilities.  Specifically Buyer will not be responsible for Seller's tort liabilities, unfunded pension liabilities, any taxes that Seller becomes obligated to pay as a result of the sale, any liabilities resulting from pending litigation, or any undisclosed liabilities.

5. Purchase Price

Probe gets:

1.

All inventory including the container currently in the Port of Long Beach.

2.

Company name, website, domain name, customer list and any and all Intellectual Property.  This includes the new IP for the low cost barricade light that will bring the cost down to $10.00 USD FOB Factory.

3.

A sourcing connection by Solar Masters/Bill Kaufman to assist with the delivery of the barricade lights to Probe at a cost $10.00 per unit FOB Factory for additional considerations listed in items 3 and 4 below.

Solar Masters gets:

1.

$80,000 for the container currently in the Port of Long Beach. And Probe agrees to order the next container upon sale of the product in the current container.  The deposit on the next container is to be $40,000.

2.

250,000 shares of Probe common stock and a royalty on gross revenue of 5% for the balance of 2008.

3.

Additional royalty payments of 7% for 2009, 6% for 2010 and 5% for 2011, provided that Probe has gross revenue of a minimum of $1 million, and product cost of $10 USD or less for the “barricade light”.  If these conditions are not met, the royalty shall decrease to 5%.

4.

Additional shares of Probe common stock of 100,000 in 2009; 100,000 in 2010; and 50,000 in 2011 provided that Probe has gross revenue of a minimum of $1 million, and product cost of $10 USD or less for the “barricade light”.  If the gross revenue number is not met, then the stock that was to be issued will become an option to purchase the shares that would have been issuable if the gross revenue target had been met.  The exercise price of the options will be $0.40.

5.

Additional royalty payment of 5% for 2012, provided that Probe has gross revenue of a minimum of $1 million, and product cost of $10 USD or less for the “barricade light”.  If these conditions are not met, the royalty shall decrease to 1%.

6.

The “barricade light” pricing is to be $10.00 USD and may adjust periodically based on standard industry pricing variations.  This will apply in all sections of this Agreement that refer to the $10.00 USD cost for the barricade light.

7.

Gross Revenue for purposes of calculating all royalty payments is based upon Revenue specifically generated from products acquired pursuant to this Letter of Intent, plus all additional customers and/or products introduced by Mr. Bill Kaufman during the term of this agreement. (In the final agreement there will be an attachment to include the list of all products)

6. Representations, Warranties, Covenants, and Conditions

The Definitive Agreement to be negotiated and entered into by Seller and Buyer will contain the usual and customary representations, warranties, covenants, and conditions, including but not limited to: satisfactory results of the parties due diligence investigations, obtaining the appropriate financing or commitment, approval of all necessary and related documents and agreements, and approvals of the shareholders and boards of directors if required by law. Such approvals may be withheld in the sole discretion of the relevant party.

7. Closing

The Closing shall be subject to the usual and customary conditions and requirements and shall take place no longer than 60 days from the date of this Letter.

8. Noncompetition Agreement

 The sale will be contingent on Buyer being able to enter into a noncompetition agreement with Seller.

9.  Alternative: Certain Covenants and Restrictions

In addition to the terms of the proposed transaction described above, and in consideration of the significant expenses that we both will incur in pursuing the sale to you of our business assets and the mutual undertakings described, we agree that the following lettered paragraphs shall also constitute legally binding and enforceable agreements between us.

A. Good Faith Negotiations

Buyer and Seller shall negotiate in good faith and make their best efforts to arrive at an agreement for the sale of Seller's assets to Buyer at the earliest practicable time.

B. Exclusive Dealing

While the parties are negotiating an agreement for the sale of Seller's assets to Buyer (and for a period of 30 days after termination of this Letter), Seller shall not directly or indirectly, through an owner, employee, or agent, offer to sell its assets to anyone other than Buyer, encourage inquiries or offers from anyone but Buyer for the sale of its assets.

C. Access to Information

On or before 5 days after the execution of this Letter of Intent, and for a period of 21 days thereafter, Seller shall permit Buyer, its investors and other sources of financing, and their accountants, counsel, and other representatives and agents to have reasonable access to the properties and the books, records, contracts, and other documents and information concerning the businesses, finances, and assets of Seller. They shall also have reasonable access during normal business hours and upon reasonable notice to legal, financial, accounting, and other representatives of Seller with knowledge of the businesses, finances, and assets of Seller. However, they shall not contact any employees or customers of Seller without Seller's approval, which it shall not unreasonably withhold or delay. Seller shall have the right to have a representative present at any meeting with employees and customers. Seller shall not be required to grant access that is prohibited by law.

D. Prohibition on Disclosure of Confidential Information

Neither Buyer nor any of its representatives or agents shall disclose to any third party any confidential or proprietary information about the business activities or assets of Seller or any of the transactions contemplated by this Agreement, except as required by applicable law. Buyer may disclose such confidential or proprietary information as necessary for it to obtain financing for this acquisition, but only if the person receiving the information executes an agreement legally enforceable by Seller to keep such information confidential. If Seller and Buyer are unable to agree on the sale of Seller's assets to Buyer, Buyer shall return all records, contracts, and other information about Seller that it obtained during their negotiations

Seller and Buyer agree that any breach of the prohibition against the disclosure of confidential or proprietary information will cause irreparable injury and that any remedy at law for the breach will be inadequate. Therefore, the parties agree that in the event of any breach by Buyer of this provision, Seller shall be entitled to obtain preliminary and permanent injunctive relief without having to prove that actual damages resulted from the breach. This injunctive relief is in addition to all other legal and equitable remedies to which Seller may be entitled.

E. Expenses

Buyer and Seller each shall be solely responsible for expenses that it incurs in connection with the negotiations for the sale of Seller's assets and the consummation of the sale and other transactions contemplated by their agreement.

F. Public Disclosures

Seller and Buyer shall consult with each other and must agree as to the timing, content, and form before issuing any press release or other public disclosure related to this Letter or any transaction contemplated by this Letter. However, this does not prohibit either of them from making a public disclosure regarding this Letter and the transactions contemplated by this Letter if, in the opinion of its legal counsel, such a disclosure is required by law.

G. Termination

Seller and Buyer each has the right to terminate this Letter of Intent if no agreement to sell Seller's assets to Buyer is reached within 21 days from the date of this Letter. Following termination, neither party shall have any obligations under this Letter of Intent, except as stated in Paragraphs B, D, E, F, G, H, and J of the Binding Provisions, which will survive such termination.

H. No Conflicting Agreement

Each party hereto represents and warrants that such party is not a party to any contract, agreement or understanding with any other party which would prevent such party from entering into this Letter of Intent.

I. Counterparts

This Letter of Intent may be executed in counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

J. Definitive Agreements

Upon execution of this Letter of Intent, the parties will then attempt to negotiate and execute a Definitive Agreement. Neither party has an obligation to negotiate or conclude the business arrangement in this Letter. Each party acknowledges that it will not take any action or refrain from taking action in reliance on this Letter, and any such reliance will be at its own risk.

K.  Non-binding Effect

 As indicated above, this Letter of Intent is intended to be a legally non-binding agreement, enforceable in accordance with its terms as set forth in this Letter except as otherwise indicated in this Letter.

Please sign and date this Letter of Intent and return a copy to us to confirm our mutual understandings and agreement.

Very truly yours,

Probe Manufacturing, Inc.

By: ___/s/ Reza Zarif________

       Reza Zarif, CEO

AGREED TO AND ACCEPTED:

Solar Masters

By: ___/s/ Bill Kaufman  ____

Name: Bill Kaufman

Title: ____Manager_________

Date: _      _8/2/08___ _______

AGREED TO AND ACCEPTED:

Solar Masters

By:  _/s/ George Christopher Fischer

Name: George Christopher Fischer

Title: __   Manager_______________

Date: ____8/5/08_________________